Exhibit 10.10

ENSERVCO CORPORATION

PROMISSORY NOTE

$1,000,000	Issuance Date: August 9, 2024

FOR VALUE RECEIVED, Enservco Corporation, a Delaware corporation (the “Company”), promises to pay to the order of Star Equity Holdings, Inc., a Delaware Corporation or its assigns (the “Holder”), pursuant to the terms set forth in this Promissory Note (this “Note”), the principal amount of One Million Dollars ($1,000,000) (the “Principal Amount”), plus interest thereon. This Note is being issued pursuant to and subject to the terms of that certain Note Purchase Agreement of even date herewith by and between the Company and the Holder (the “Purchase Agreement”) which contains, among other things, appropriate representations and warranties of the Company and covenants of the Company reflecting the provisions set forth herein. All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by reference.

1.    Interest. Interest on the Principal Amount of this Note shall accrue from the Issuance Date at a rate equal to twenty percent (20%) per annum until this Note is paid in full. Interest shall be calculated on the basis of a three hundred sixty-five (365) day year, based on the actual number of days elapsed.

2.    Maturity Date. The Principal Amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the three-month anniversary of the Issuance Date, unless otherwise extended in one month increments by mutual agreement between the Company and the Holder (the “Maturity Date”). Notwithstanding the foregoing, the Maturity Date will be automatically extended to the four-month anniversary of the Issuance Date in the event the Company repays a minimum of $600,000 of the Principal Amount by the three-month anniversary of the Issuance Date and the Maturity Date will be automatically extended to the fifth-month anniversary of the Issuance Date in the event the Company repays a minimum of $800,000 before the four-month anniversary of the Issuance Date.

3.    Payment; Prepayment. On the Maturity Date the Company shall pay the full Principal Amount of this Note, together with all accrued but unpaid interest in full via wire transfer of immediately available funds to an account of the Holder as designated by the Holder in writing to the Company. This Note may be prepaid in whole or in part, without penalty, at the option of the Company and without the consent of the Holder.

4.    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” if such event remains uncured for a ten day period following such event:

(a)         Any breach by the Company of any representation, warranty, or covenant contained in this Note or the Purchase Agreement, if such default has not been cured by the Company within fifteen business days (15) business days following the Company’s receipt of written notice from the Holder of such default;

(b)         Any liquidation or dissolution of the Company, whether voluntary or involuntary;

(c)         The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by the Company to institution of bankruptcy or insolvency proceedings against the Company (or of any substantial part of its property) under any federal or state law, or the consent by the Company to or acquiescence in the filing of any petition relating thereto, or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as such debts become due; or

(e)         Commencement of proceedings against the Company seeking any bankruptcy, insolvency, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, if such proceedings have not been dismissed or stayed within ninety (90) days of commencement thereof, or the setting aside of any such stay of any such proceedings, or the appointment without the consent or acquiescence of the equity holders of the Company of any trustee, receiver, or liquidator of the Company or of all or any substantial portion of the properties of the Company, if such appointment has not been vacated within ninety (90) days thereof.

5.    Remedies Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Holder may declare this Note to be, and upon such declaration this Note shall be and become, immediately due and payable in United States Dollars in addition to any other rights or remedies the Holder may have under applicable law or the provisions of this Note or any related agreement between the Holder and the Company.

6.    Security. This Note and the obligations of the Company hereunder are initially secured by 250,000 shares of Holder’s Series A Cumulative Perpetual Preferred Stock, par value $.0001 per share, as adjusted pursuant to that certain Pledge Agreement (the “Pledge Agreement”) of even date herewith by and between the Company and the Holder (“ple”), which shall bear a legend providing for the non-transferability of the Collateral except upon confirmation by the Holder of full payment of the Principal and Interest set forth herein .

7.    Waivers; Fees. The Company hereby waives presentment, demand for payment, notice of non-performance, protest, notice of protest and notice of dishonor with respect to this Note. Other than pursuant to a writing by the Holder, no failure to convert any right of the Holder with respect to this Note, nor any delay in or waiver of the convert thereof, shall impair any such right or be deemed to be a waiver thereof. If the Holder is required to commence legal proceedings or incur any other cost to collect amounts due and payable hereunder or to enforce its rights under this Note, the Company shall be liable to pay or reimburse the Holder for all reasonable costs and expenses actually incurred in connection with the collection of such amounts and any such legal proceedings, including reasonable attorneys’ fees actually incurred.

8.    Miscellaneous.

8.1.    Amendment; Waiver. The terms and conditions of this Note may only be amended after the Issuance Date by written agreement of the Company and the Holder. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Holder will be governed by the terms of the Purchase Agreement, and any such amendment of this Note must be in a writing signed by the parties hereto.

8.2.    No Assignment by Company. The Company may not assign its rights or delegate any obligations hereunder without the prior written consent of the Holder.

8.3.    Successors and Assigns. Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

8.4.    Loss or Mutilation of Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note, together with indemnity reasonably satisfactory to the Company (in the case of loss, theft, or destruction), or the surrender and cancellation of this Note (in the case of mutilation), the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

8.5.    Note Holder, Not Shareholder. This Note does not confer upon the Holder any right to vote or to consent to or to receive notice as a holder of shares of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a member of the Company, prior to the conversion hereof.

8.6.    Officers and Directors Not Liable. In no event will any officer, manager, or director of the Company be liable for any amounts due and payable pursuant to this Note.

8.7.    Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of Delaware, without regard to its conflicts-of-law principles.

8.8.    Notices. All notices, other communication, or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided in the Purchase Agreement, or to such other address as either party may designate in writing to the other.

8.9.    Attorneys’ Fees. If any principal or interest represented by this Note or any part thereof is collected in bankruptcy, receivership, or other judicial proceedings, or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by the Holder in connection therewith.

8.10.    Severability. If any term or provision of this Note is held to be invalid, illegal, or unenforceable under applicable law, such term(s) or provision(s) shall be excluded from this Note, and the balance of this Note shall be interpreted as if such term(s) or provision(s) were so excluded and shall be enforceable in accordance with its terms.

8.11.    Counterparts. This Note may be executed by the Company (and accepted and acknowledged by the Holder) in two or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. Counterparts may be delivered via facsimile, email (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be effective as of the date first set forth above.

COMPANY: ENSERVCO CORPORATION By: /s/ Mark Patterson Name: Mark Patterson Title: Chief Financial Officer Accepted and Acknowledged: HOLDER:

STAR EQUITY INVESTMENT HOLDINGS, LLC

Richard K. Coleman, Jr. (Name of signatory)

CEO (Title)

/s/ Richard K. Coleman, Jr. (Signature)

August 9, 2024 (Date)

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